Exhibit 99.2
15 June 2009
Mr. Raymond H. Lefurge
Chairman of the Board
Rockville Bank
25 Park Street
Rockville, CT 06066
Dear Ray:
I am writing to officially inform you of my present intent to retire from my position as President and Chief Executive Officer of Rockville Bank following our Annual Meeting tentatively scheduled for 26 April 2011. This notice will allow sufficient time to properly fill mine and the Chief Operating Officer position to continue the positive momentum of Connecticut’s Best Community Bank.
It has been my immense good fortune to serve as President and CEO of Rockville Bank/The Savings Bank of Rockville (one and the same, serving you since 1858). It has been a great ride and now approaching the time for someone else to enjoy the personal satisfaction of leading a great organization.
While I feel it is inappropriate to have a direct role in naming my successor, I will be pleased to offer advice and counsel as invited. I plan to serve out my term as Director and suggest I may be most useful serving as a member of the Lending and ALCO Committees until the 2013 Annual Meeting.
A new President & CEO should assume those titles and duties on or about 26 April 2011. I am quite willing, if invited, to continue to serve Rockville Bank in another capacity, perhaps in a limited promotional/public affairs role to provide a consistent public message and presence allowing a gradual transition to a replacement spokesman.
In April 2011, I will have served as President and CEO for thirty-one years, the longest serving in the Bank’s history. I look forward to exploring new horizons at that time and sincerely appreciate yours and general Board support and solid advice over my years of service. My thanks to past and present Board members for all they have done.
Sincerely,
William J. McGurk
President & Chief Executive Officer